Exhibit 16



October 17, 2003






Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20548

Ladies and Gentlemen:

     We were previously the principal accountants for Unitrend, Inc. (the "Company") and, under the date of June 25, 2001, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2000 and 1999. On October 16, 2003, we resigned. We have read the Company's statements included under Item 4 of its Form 8-K dated October 17, 2003, and we agree with such statements.

GBQ Partners, LLC